EXHIBIT 4.5
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                       CENTRAL ILLINOIS BANCORP, INC.

               FORM OF 1998 NON-QUALIFIED SUBSIDIARY DIRECTOR
                           STOCK OPTION AGREEMENT

                                   [Date]

        This Central Illinois Bancorp, Inc. Non-Employee Director Stock Option Agreement (the "Agreement") is made and entered into this ___ day of _____, 199__ by and between Central Illinois Bancorp, Inc., an Illinois corporation, with its principal office located at 2913 W. Kirby Avenue, Champaign, Illinois, 61821 (CIBI) and _______________ (Participant).

                                 WITNESSETH:

        WHEREAS, on March 26, 1998 the Board of Directors of CIBI adopted the Central Illinois Bancorp, Inc. Non-Qualified Director Stock Option Plan (the "Plan"), a copy of which is attached hereto as Exhibit A and made a part hereof by this reference, to permit options to purchase shares of CIBI's common stock (the "Stock") to be granted to non-employee directors of CIBI or any of its subsidiaries effective February 25, 1998 (the "Grant Date");

        WHEREAS, on April 30, 1998, the shareholders of CIBI adopted the Plan; and

        WHEREAS, Participant is a director of CIBI or one or more of its subsidiaries, and CIBI desires Participant to remain in such directorship by providing Participant with a means to acquire or to increase Participant's proprietary interest in the success of CIBI and its subsidiaries.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants, understandings and agreements herein set forth, and for other good and valuable consideration, the parties hereby mutually covenant and agree as follows:

        1. Subject to the terms and conditions of the Plan and this Agreement, CIBI irrevocably grants to Participant, as a matter of separate agreement and not in lieu of salary or any other compensation for services, the option to purchase from CIBI all or part of an aggregate number of ___ shares of Stock (such shares of stock are hereinafter referred to as the "Optioned Shares", and the option to purchase the Optioned Shares is referred to as the "Option"). It is intended that the Option granted to Participant pursuant to the Plan and this Agreement is designated as a non-qualified option and not to be treated as an incentive stock option within the meaning of Section 422A of the Internal Revenue Code of 1986, as currently amended.

        2. The price to be paid for the Optioned Shares shall be _______________ ($______) per share, which is not less than 100% of the fair market value of the Optioned Shares on the Grant Date. Such fair market value was determined by the Board of Directors of CIBI,
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   utilizing the same formula as has been utilized in prior private placement memorandums because there is no market in which the Stock, including the Optioned Shares, are actively traded.

        3. Subject to the terms and conditions of the Plan and this Agreement, and except as otherwise provided herein, the Option may be exercised by the Participant only while in the employ of CIBI or any of its subsidiaries, in whole or in part and from time to time as provided in this Agreement, and only during the period beginning on the Grant Date and ending on the ___ day of ______, 200__ (the "Expiration Date").

        4. The Option may not be assigned, transferred (except by will or the laws of descent and distribution in accordance with the terms of this Agreement), pledged or hypothecated in any way (whether by operation of law or otherwise), and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions of this Agreement, and the levy of any attachment or similar process on the Option shall be null and void and without effect.

        5. The Option may be exercised only by written notice delivered or mailed by postage paid registered or certified mail, addressed to CIBI at the office above mentioned, specifying the number of Optioned Shares being purchased. Such notice shall be accompanied by tender of payment of the entire option price for the Optioned Shares being purchased either in cash, certified check, or bank draft payable to the order of CIBI. Upon receipt of payment of the entire purchase price for the Optioned Shares purchased, a certificate or certificates evidencing such Optioned Shares shall be issued to Participant. The Optioned Shares purchased shall be fully paid and nonassessable, except as may be imposed by the Illinois Business Corporation Act of 1983, as amended.

        6. Participant agrees that upon exercise of the Option and purchase of the Optioned Shares, he/she shall not sell or dispose of the stock received within two (2) years after the Option is granted, and said Optioned Shares will be held for at least one year after purchase and transferred to Participant.

        7. Participant shall remain a director of CIBI or any of its subsidiaries for a continuous period of at least twelve (12) months (commencing on the first day of the month of the Grant Date), or until Participant's earlier termination or retirement at the pleasure of CIBI or of the appropriate subsidiary.

        8. Participant understands and agrees that by entering into this Agreement it does not confer upon him/her any right to continue in the directorship of CIBI, or any such subsidiary, and that it does not prejudice or interfere in any way with the right of CIBI or any such subsidiary to terminate the directorship of the Participant at any time.

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        9.   It is agreed that if Participant ceases to be a director of
   CIBI or any subsidiary for any reason other than termination without cause, disability or death, then the Option shall be null and void and terminate. If Participant is terminated for any reason other than cause, Participant may exercise within ninety (90) days of such termination any unexercised options that could have been exercised pursuant to and in accordance with paragraph 11 of this Agreement as of the termination date. If Participant ceases to be a director of CIBI or any subsidiary by reason of disability, the Option may be exercised to the extent otherwise exercisable at the date of Participant's disability, in whole or in part, or within twelve (12) months after the date of such disability and not thereafter, but in no event later than the Expiration Date. Notwithstanding anything to the contrary in this Agreement, if Participant dies while a director of CIBI or any subsidiary, the entire Option to the extent not otherwise exercised, may be exercised within twelve (12) months after the date of death by the person(s) to whom the Option is transferred by laws or applicable laws of descent and distribution, subject to the terms and conditions of this Agreement and the Plan, but in no event later than the Expiration Date.

        For purposes of this paragraph, "cause" shall mean: a) the willful failure of Participant to substantially perform his/her duties with CIBI or any of its subsidiaries (other than any such failure resulting from Participant incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Participant specifically identifying the manner in which Participant has not substantially performed his/her duties; b) any willful act of misconduct by Participant which is materially injurious to CIBI or its subsidiaries (monetarily or otherwise); c) a criminal indictment or conviction of Participant for any felony or act involving dishonesty, breach of trust, or a violation of the laws of the United States; d) a breach of fiduciary duty involving personal profit; e) a willful violation of any law, rule, regulation or final cease and desist order; f) incompetence, personal dishonesty or material violation of any employment policy of CIBI or any of its subsidiaries relating to Participant which would have a material adverse effect on CIBI or any of its subsidiaries; or g) suspension, removal and/or prohibition (whether temporary or permanent) from participating in the affairs of CIBI or any of its subsidiaries.

        10. Participant understands and agrees that he/she shall not be deemed, for any purpose, to be a stockholder of CIBI with respect to any shares which may be acquired hereunder except to the extent that the Option shall have been exercised with respect thereto and a stock certificate(s) issued therefor.

        11. Except and to the extent as otherwise provided in this Agreement, the Option may only be exercised during the life of Participant and only by Participant as follows: (A) 20% of the Option per annum on each anniversary date or during such one year period following each anniversary date of the Grant Date; (B) 100% of the Option on the 5 year anniversary date and thereafter until the

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   Expiration Date; or (C) accumulation of unexercised options, i.e. 20%
   at or after 1 year anniversary; 40% at or after 2 year anniversary; 60% at or after 3 year anniversary; 80% at or after 4 year anniversary; 100% at or after 5 year anniversary and thereafter until the Expiration Date.

        12. Participant agrees that the existence of the Option herein granted shall not affect in any way the right or power of CIBI or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in CIBI's capital structure or its business, or any merger or consolidation of CIBI, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the stock or the rights thereof, or dissolution or liquidation of CIBI, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding whether of a similar character or otherwise. Notwithstanding anything contained in Paragraph 11 of this Agreement, upon any change in control, merger or consolidation whereby the CEO of CIBI is not the CEO of the resulting company and the members of the Board of Directors of CIBI, or any number thereof prior to such change in control, merger or consolidation do not constitute a majority plus one director of the total number of directors appointed to the Board of Directors of the resulting company; or liquidation, or sale or transfer by CIBI of substantially all of its assets, all Options granted shall become immediately vested and exercisable whether or not exercisable at such time. Except as otherwise provided herein, in the event of a merger, consolidation, reorganization, recapitalization, reclassification of stock, stock dividend, stock-split, or other change in the corporate structure or capitalization of CIBI affecting CIBI's common stock as presently constituted, appropriate adjustments shall be made by the Board of Directors in the aggregate number and kind of shares subject to the Plan, the maximum number and kind of shares for which options may be granted in any calendar year, the maximum number and kind of shares for which options may be granted to any Participant, and the number and kind of shares and the price per share subject to outstanding options.

        13. Participant agrees for himself/herself, and his/her heirs, legatees, and legal representatives that, with respect to all Stock acquired pursuant to the terms and conditions of this Agreement, he/she and his/her heirs, legatees and legal representatives will not sell or otherwise dispose of such shares, except pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act"), if applicable, or except in a transaction which, in the opinion of counsel for CIBI, is exempt from registration under the Act.

        14. As a condition of granting the Option, Participant agrees for himself/herself and his/her legal representatives, at his/her expense, that any dispute or disagreement which may arise under, or as a result of or pursuant to the Plan or this Agreement shall be determined by a Committee, as appointed by the Board of Directors of


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   CIBI, and any interpretation by the Board of Directors of the terms of the Plan or this Agreement shall be final, binding, and conclusive.

        IN WITNESS WHEREOF, CIBI has caused this instrument to be executed by its duly authorized officers and Participant has hereunto affixed his/her hand on the day and year first above-written.

   CENTRAL ILLINOIS BANCORP, INC.


   By:___________________________     Attest:____________________________
             President                          Secretary/Assistant
   Secretary

   PARTICIPANT


   ______________________________
        ____________________

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